Exhibit 99 II-1(s)

DATED                            2007

(1) THOSE PARTIES LISTED IN SCHEDULE 1

(2)  BRITISH BIOCELL INTERNATIONAL LIMITED

(3)  CARCLO PLC

(4) PLATFORM DIAGNOSTICS LIMITED

INVESTMENT AND SHAREHOLDER AGREEMENT

relating to

PLATFORM DIAGNOSTICS LIMITED

Berry Smith

Haywood House

Dumfries Place

Cardiff

CF10 3GA

Dated: 5.4..07

BK – V4

THIS AGREEMENT is made the                      day of                                                                   2007

BETWEEN:

(1)           THOSE PERSONS whose names and addresses are set out in Schedule 1 (“the Majority Shareholders”)

(2)           BRITISH BIOCELL INTERNATIONAL LIMITED (registered number 02075749) whose registered office is at Golden Gate, Ty Glas Avenue, Cardiff, CF4 5DX (“BBI”).

(3)           CARCLO PLC (registered number 00196249) whose registered office is at PO Box 88, 27 Dewsbury Road, Ossett, West Yorkshire, WF5 9WS (“Carclo”).

(4)           PLATFORM DIAGNOSTICS LIMITED (registered number 04543484) whose registered office is at Merseybio, Crown Street, Liverpool, Merseyside, L69 7ZB (“the Company”).

RECITALS:

A.            BBI and Carclo have agreed to make the Initial Investment.

B.            BBI and Carclo have agreed to make the Continuing Investment upon the terms of this Agreement.

C.            The Parties have agreed to enter into this Agreement to set out the terms upon which the Company will be operated and to confirm the rights and obligations of the Parties.

1.             Definitions

1.1           The following definitions apply in this Agreement:-

“A1 Ordinary Shares”	means the A1 Ordinary Shares of £1 each in the capital of the Company;

“Articles of Association”	means the Articles of Association of the Company from time to time;

“Board Meeting”	means a properly convened and quorate meeting of the Board of Directors;

“Board of Directors”	means the Company’s Board of Directors as from time to time constituted;

“Capillary Agglutination”	means use of an agglutination reaction in a capillary tube to affect the rate of flow of liquid in the capillary ;

“CAT Test”	means the microfluidic test and all variations thereof including FFC-MAT and a kinetic version currently being developed by the Company;

“Companies Act”	means the Companies Act 1985 to 1989 as amended;

“Continuing Investment”	means the proposed investment for additional A1 Ordinary Shares by BBI and Carclo as set out in clause 4;

“Contributions”

means contributions by BBI and Carclo towards ongoing overheads, costs and expenses of the Company and the contribution in kind by the provision of time and expertise of employees of BBI and Carclo to enable the Company to carry on developing the Tests;

“Director”	means director of the Company;

“Heads”	means the Heads of Agreement entered into between the Parties dated 28th February 2007;

“Initial Investment”

means the initial investment by BBI and Carclo for A1 Ordinary Shares made by BBI and Carclo comprising a subscription by each for 384 fully paid A1 Ordinary Shares for an aggregate subscription price of £40,000 cash and the reimbursement to the Company of the cost of an intellectual property report referred to in the Heads;

“Insolvency Act”	means the Insolvency Act 1986;

“MAT Test”	means the lateral flow test and all variations thereof currently being developed by the Company;

“NWEF”	means North West Equity Fund Limited Partnership;

“Ordinary Shares”	means the Ordinary Shares in issue in the Company from time to time;

“Ordinary Shareholders”	means those Majority Shareholders who hold Ordinary Shares being Stephen John Minter, Damian Joseph Peter Bond, Bernard David Rapson and George Thomas Zajicek;

“Previous Investment
Agreements”	means all previous shareholder and investment agreements relating to the Company including investment agreements dated 31st March 2004, 29th November 2004 and 12th September 2005;

“Project Plan”

means the plan setting out the proposed activities required in connection with the development of the Tests (including the number of anticipated hours required to complete each activity) to be agreed between each of the Investors and the Company from time to the time the initial draft of which is attached as Schedule 3;

“RSGF”	means Rising Stars Growth Fund;

“Shares”	means all the issued shares in the capital of the Company from time to time;

“Subsidiary”	means any and all subsidiary companies whether partly or wholly owned by the Company from time to time;

“The Investors”	means RSGF, NWEF, BBI and Carclo;

“The New Investors”	means BBI and Carclo;

“The Parties”	means the parties to this Agreement and Party means any one of them;

“the Tests”	means the MAT Test and the CAT Test;

2.             Interpretation

2.1           Unless otherwise specified all obligations of the Ordinary Shareholders in this Agreement are joint and several.

2.2           Unless otherwise specified all of the obligations of the Investors are several.

2.3           Reference to any law or regulation includes any subsequent modification or re-enactment unless that would result in additional liability.

3.             Confirmations

3.1           The Company and each of the Ordinary Shareholders confirms to BBI and Carclo that as at the date of signing this Agreement:-

3.1.1              the issued share capital of the Company is as set out in Schedule 2 and that there are no other shares in issue or under option, save for such options as set out in clause 14 of this Agreement;

3.1.2              (save for all debentures registered at Companies House as at the date of this Agreement and in respect of which Form 403A’s will be filed within 2 days following the signing of this Agreement) there are no debentures, charges or other encumbrances over the assets of the Company.

3.1.3              save for Electro-Medical Limited and PDG 2 Limited (which are dormant and which it has been agreed will be wound up following the date of this Agreement) the Company has no Subsidiary and holds no shares in any other company;

3.1.4              there are no loan or other financing agreements or arrangements outstanding between the Company and any of the Parties except as set out in this Agreement.

3.1.5              the Company has formally passed resolutions to issue A1 Ordinary Shares to BBI and Carclo in satisfaction of the Initial Investment made by BBI and Carclo under the terms of the Heads and that upon the signing of this Agreement (payment of their respective £40,000 subscription monies and reimbursement of the intellectual property report already having been received by the Company) BBI and Carclo will receive share certificates for the A1 Ordinary Shares concerned.

4.             Investment

The Continuing Investment by BBI and Carclo will be in accordance with the provisions of this clause 4.

4.1           The Continuing Investment by BBI shall be by way of BBI providing non cash consideration (in accordance with the Project Plan) for the allotment and issue to it of additional A1 Ordinary Shares.

4.2           This arrangement shall operate on the basis that BBI will pay the Contributions to enable the Company to carry on developing the Tests.

4.3           For each £50,000 worth of Contributions by BBI it will receive additional A1 Ordinary Shares on a fully paid basis that shall equate to 2.5% of the total issued equity share capital of the Company at that point in time on a fully diluted basis up to a maximum shareholding percentage to BBI under this clause 4 of 22.5%.

4.4           The Continuing Investment by Carclo shall be by way of Carclo providing non cash consideration (in accordance with the Project Plan ) for the allotment and issue to it of additional A1 Ordinary Shares.

4.5           This arrangement shall operate on the basis that Carclo make the Contributions to enable the Company to carry on developing the Tests.

4.6           For each £50,000 worth of Contribution made by Carclo (in accordance with the Project Plan) it will receive additional A1 Ordinary Shares on a fully paid basis that shall equate to 2.5% of the total issued equity share capital of the

Company at that point in time on a fully diluted basis up to a maximum shareholding percentage to Carclo under this clause 4 of 22.5%.

4.7           Details of projected overheads, costs and expenses of the Company relating to the Tests on a month by month basis will be made available to BBI and Carclo as soon as reasonably practical and in any event within 14 days prior to the commencement of the month in question.

4.8           The Company, NWEF, RSGF, BBI and Carclo will discuss in good faith and agree the hourly rates applicable for their employees provided as part of the Contributions.   This will be addressed at a Board Meeting and recorded in an agreed side letter.  BBI and Carclo will provide invoices to the Company on a monthly basis to demonstrate the Contributions being made.

4.9           BBI and Carclo shall only be required to pay those overheads, costs and expenses that each of them is reasonably satisfied relates to the Tests or to the ongoing running costs of the Company (which includes the amounts referred to in clauses 17 and 18.2).

4.10         The Parties acknowledge that the Company has two distinct businesses comprising the MAT Test and the CAT Test.

4.11         The Parties acknowledge and agree that the intention is for the Company to progress both Tests in parallel.

4.12         The Parties intend that the Contributions from BBI will predominantly be used by the Company in the development of the MAT Test and that the Contributions from Carclo will predominantly be used by the Company in the development of the CAT Test

4.13         It is the belief of Carclo, BBI and the Company that (following the Initial Investment has been made) each of the Cat Test and the Mat Test should cost no more that £475,000 of further overheads and contribution in kind to develop.

4.14         In the event of this arrangement being terminated at any time when BBI has made Contributions but the next £50,000 tranche of Contributions has not been reached then A1 Ordinary Shares in the Company will be issued to BBI on a pro rata basis by reference to the fact that BBI would receive 2.5% for each £50,000 of Contributions made and therefore the number of A1 Ordinary Shares issued will be reduced on a pro rata basis by reference to how much Contributions BBI has made less than £50,000.

4.15         In the event of this arrangement being terminated at any time when Carclo has made Contributions but the next £50,000 tranche of Contributions has not been reached then A1 Ordinary Shares in the Company will be issued to Carclo on a pro rata basis by reference to the fact that Carclo would receive 2.5% for each £50,000 of Contributions made and therefore the number of A1 Ordinary Shares issued will be reduced on a pro rata basis by reference to how much Contributions Carclo has made less than £50,000.

4.16         In the event that the development of the MAT Test requires more than £475,000 of Contributions from BBI the Investors and the Company will negotiate in good faith the provisions that will apply to any further investment.

4.17         In the event that the development of the CAT Test requires more than £475,000 of Contributions from Carclo the Investors and the Company will negotiate in good faith the provisions that will apply to any further investment.

4.18         The Company, Carclo and BBI will operate an open book policy in terms of the overheads and costs to be paid by the Company, the cash requirement needs by the Company and timesheets and costing of employee contributions by employees of BBI and Carclo.

4.19         The intention of BBI and Carclo is that for each £50,000 of investment made by them they intend 20% to 25% of that will be by way of a cash injection on an ongoing basis with the remaining 75% to 80% being by way of contribution in kind by the utilisation of time and expertise of the employees of Carclo and BBI in accordance with the Project Plan.

4.20         BBI, Carclo and the Company intend that the Contributions will be made into the Company during the period of 24 months after the signing of this Agreement.

4.21         In the event BBI at any time stops making the Contributions in the amounts or in the timescales as set out in this clause 4 then RSGF and NWEF (or any of their associated funds) shall have the option to take over the Contributions and subscribe for additional A1 Ordinary Shares on the same basis and subject to the same limits as BBI.  BBI shall be deemed to have stopped making Contributions in the event it does not make any Contributions for a period exceeding 6 months.

4.22         In the event Carclo at any time stops making the Contributions in the amounts or in the timescales as set out in this clause 4 then RSGF and NWEF (or any of their associated funds) shall have the option to take over the Contributions and subscribe for additional A1 Ordinary Shares on the same basis and subject to the same limits as Carclo.  Carclo shall be deemed to have stopped making Contributions in the event it does not make any Contributions for a period exceeding 6 months.

4.23         The initial draft of the Project Plan is set out in Schedule 3 and it is agreed a full Project Plan will be produced by Carclo and BBI and agreed by the Investors within 6 weeks from the date of this Agreement.

4.24         For the avoidance of doubt, the Project Plan shall set out the development activities in respect of the Test and the number of anticipated hours required to complete each activity.  The Project Plan will not set out hourly rates or charging arrangements in respect of the Contributions.   Hourly rates will be dealt with in accordance with clause 4.8.  BBI and Carclo will provide monthly invoices to the Company with timesheets attached showing the time and hourly rates expended by the employees at BBI and Carclo together with the identities and job title of those employees.

5.             Issue of Shares

5.1           The Parties will procure that A1 Ordinary Shares are issued to BBI and Carclo in connection with the Continuing Investment set out in clause 4 within 14 days after each tranche of £50,000 of Contributions has been made and invoiced by BBI or Carclo as the case may be.

5.2           The Parties acknowledge that they will procure by use of their shareholding and directors’ rights that all necessary resolutions are passed to authorise the issue and allotment of new A1 Ordinary Shares to BBI and Carclo in accordance with the Continuing Investment referred to in clause 4.

5.3           The Company hereby waive all statutory or other rights of pre-emption as is necessary to enable the A1 Ordinary Shares to be issued to BBI and Carclo as part of the Initial Investment and the Continuing Investment.

5.4           The Parties will procure that the statutory books of the Company are written up from time to time to reflect the issue of additional A1 Ordinary Shares to BBI and Carclo and the Parties will procure that share certificates are issued to BBI and Carclo to represent the additional A1 Ordinary Shares that are being issued to BBI and Carclo.

5.5           The Parties acknowledge and agree that they will take whatever action is necessary by each of them and they will procure that the Company take such action as is necessary to facilitate the provisions of this clause 5 so that as BBI and Carclo continue to make the Continuing Investment, BBI and Carclo receive the additional A1 Ordinary Shares in the Company in exchange for such Continuing Investment on the terms of clause 4.

6.             Sales and Manufacturing

The Parties acknowledge and agree that in consideration of BBI and Carclo entering into this Agreement and making the Initial Investment, BBI and Carclo shall have the exclusive sales and manufacturing rights to each of the Tests together with any products derived from such Tests on commercial terms on an arms length basis to be agreed between the Company, BBI and Carclo from time to time.

7.             Legal Costs

The Parties acknowledge and agree that the legal costs (of up to a maximum of £20,000 plus VAT and disbursements) incurred by BBI and Carclo in connection with this Agreement, the Heads and the due diligence to be undertaken will be treated as part of the Contributions for purpose of this agreement.   For the avoidance of doubt such legal costs shall be paid by BBI and Carclo which will treat them as part of the Contributions for the purpose of this Agreement.  The Company will not be required to pay these legal costs direct.

8.             Majority Shareholder Obligations

8.1           Each of the Majority Shareholders hereby undertakes to BBI that it/he will use its/his voting rights as a shareholder and where appropriate a director to procure that the Company meets with all its obligations set out in this Agreement including the allotment and issuing on fully paid basis of A1 Ordinary Shares to BBI in accordance with the terms of this Agreement.

8.2           In the event of the share capital of the Company being reclassified at any time in the future the Company shall and each of the Majority Shareholders shall procure that the Company shall if requested so to do by BBI substitute such new class of shares for any shares to be issued by BBI in accordance with the arrangements referred to in this Agreement.  The decision as to which class of shares it wishes to receive shall be at the absolute discretion of BBI.  In addition BBI may also require the Company to procure that any A1 Ordinary Shares already issued to BBI are converted into the new class of shares.

8.3           Each of the Majority Shareholders hereby undertakes to Carclo that it/he will use its/his voting rights as a shareholder and where appropriate a director to procure that the Company meets with all its obligations set out in this Agreement including the allotment and issuing on fully paid basis of A1 Ordinary Shares to Carclo in accordance with the terms of this Agreement.

8.4           In the event of the share capital of the Company being reclassified at any time in the future the Company shall and each of the Majority Shareholders shall procure that the Company shall if requested so to do by Carclo substitute such new class of shares for any shares to be issued by Carclo in accordance with may also require the Company to procure that any A1 Ordinary Shares already issued to Carclo are converted into the new class of shares.

9.             Board of Directors

9.1           The initial Board of Directors shall comprise David Evans, Julian Baines a director appointed by BBI, Ian Williamson a director appointed by Carclo, Julian Viggars director appointed by RSGF and John Hardcastle a director appointed by NWEF.

9.2           The Chairman of the Company shall continue to be David Evans for an initial period of three months from the date of this Agreement and the Investors and the Company undertake to negotiate in good faith to find a suitable new independent Chairman to take over from David Evans and appoint such replacement after such thee month period.  Upon finding a new independent Chairman it has been agreed with David Evans that he shall step down as Chairman and as a director without the requirement for any notice period or compensation for loss of office.

10.           Right to appoint Directors

10.1         For so long as RSGF is the owner of over 5% of the equity share capital of the Company RSGF will be entitled to appoint one Director of the Company.

10.2         For so long as NWEF is the owner of over 5% of the equity share capital of the Company NWEF will be entitled to appoint one Director of the Company.

10.3         For so long as BBI is the owner of over 2% of the equity share capital of the Company BBI will be entitled to appoint one Director of the Company.

10.4         For so long as Carclo is the owner of over 2% of the equity share capital of the Company Carclo will be entitled to appoint one Director of the Company.

10.5         RSGF appointees to the Board of Directors shall not be removed as directors without the prior consent of RSGF.

10.6         NWEF appointees to the Board of Directors shall not be removed as directors without the prior consent of NWEF.

10.7         BBI appointees to the Board of Directors shall not be removed as directors without the prior written consent of BBI unless BBI has not achieved at least 10% shareholding in the Company within 24 months after the date of this Agreement other than as a result of BBI making the requisite contributions but the Company failing to issue the relevant A1 Ordinary Shares.

10.8         Carclo appointees to the Board of Directors shall not be removed as directors without the prior written consent of Carclo unless Carclo has not achieved at least 10% shareholding in the Company within 24 months after the date of this Agreement other than as a result of Carclo making the requisite contributions but the Company failing to issue the relevant A1 Ordinary Shares.

10.9         No other director will be appointed to the Board of Directors without the prior written consent of each of the Investors.

10.10       The investment of RSGF (until written notice served on the Company by RSGF) will be managed by Enterprise Ventures Limited who may exercise any of the rights of RSGF under this Agreement or the Articles of Association on behalf of RSGF.

11.           Investor Protections

11.1         Subject to clause 11.2 each of the Parties will do everything in its power to ensure that except as specifically set out in this Agreement none of the following shall occur in either the Company or any Subsidiary save as set out expressly elsewhere in this agreement) unless (subject to the provisions of clause 11.2) each of the Investors has previously given its written consent:

11.1.1            any alteration to the Memorandum or Articles of Association of the Company or any Subsidiary or modification of the rights attaching to any shares in the Company or any Subsidiary;

11.1.2            the winding-up of the Company or the Company entering into a creditors voluntary arrangement within the meaning of Schedule A1 of the Insolvency Act 1986 (as amended) and appointing a ‘supervisor’ in connection with the same or the placing of the Company into administration within the meaning of Schedule B1 of the Insolvency Act 1986 (as amended) and appointing an ‘administrator’ in connection with the same;

11.1.3            the entering into of an informal agreement with any creditors of the Company save for the compromising of any debts of the Company by the Company in the ordinary course of business

11.1.4            the declaration or payment of any dividends, any distribution of assets, any capitalisation issue, return of capital, reduction of capital, redemption of shares or the purchase by the Company or the Subsidiary of its own shares;

11.1.5            the increase of the Company’s or the Subsidiary’s authorised share capital, the issue or allotment of any new shares or the transfer of any existing shares in the Company or the Subsidiary;

11.1.6            the suspension of the Company’s or the Subsidiary’s trade or the sale of any significant part of the Company’s or the Subsidiary’s assets;

11.1.7            the formation of any new group company (whether a subsidiary or holding company or an associated company) or any form of corporate restructuring;

11.1.8            entry into any joint venture, partnership (in the legal sense) or strategic alliance;

11.1.9            entry into of any contract which is unusual, onerous or significant or with a connected party (within the meaning of the Companies Act 1985 as amended);

11.1.10          the appointment or removal of any directors or any employees earning more than £30,000 per year (based on their salary and the value of other benefits received) (a “Senior Employee”);

11.1.11          save as provided for in this Agreement the incurring of any single capital commitment over £25,000 or revenue expense over £25,000;

11.1.12          the acquisition or disposal of any interest in land;

11.1.13          the increase in the remuneration of any director or Senior Employee or making any material change to the terms of any service contract or engagement of any director or Senior Employee;

11.1.14          any material departure in the development of the Tests away from the Project Plan;

11.1.15          the agreement of any new Project Plan;

11.1.16          borrowing or lending any money (except for normal trade credit) including entry into or extending of overdraft arrangements and entry into of any hire purchase, leasing, factoring or other credit arrangements (save for any hire purchase or leasing arrangements where the total capital commitment is no more than £25,000)

11.1.17          any transaction involving the Company or any Subsidiary in which any director or shareholder is personally interested or which is otherwise than on bona fide arm’s length terms;

11.1.18          the giving of any guarantee or indemnity or the creation of any mortgage or charge over the assets of the Company or any Subsidiary;

11.1.19          the granting of any options, warrants or similar rights over the shares in the Company or any Subsidiary;

11.1.20          altering the terms of, renewing or cancelling any policy of insurance held by the Company or any Subsidiary;

11.1.21          the sale, licensing, assignment, transfer of or any other dealing in relation to the intellectual property or know how of the Company or any Subsidiary;

11.1.22          the sale, flotation or listing of any shares in the Company or any Subsidiary;

11.1.23          the disposal of all or any of the Company’s or any Subsidiary’s material assets, whether by way of trade sale or otherwise;

11.1.24          the issue of any press release or the giving of any interview or other information to the media whether print, radio, television or otherwise.

11.2         For the purpose of clause 11.1 above:-

11.2.1            the consent of RSGF shall be required as long as it holds at least 5% of the equity share capital of the Company;

11.2.2            the consent of NWEF shall be required for as long as it holds 5% of the equity share capital of the Company;

11.2.3            the consent of BBI shall be required for as long as it holds 2% of the equity share capital of the Company for the period of 24 months after the date of this Agreement and for as long as it holds 5% of the equity share capital of the Company thereafter; and

11.2.4            the consent of Carclo shall be required for as long as it holds 2% of the equity share capital of the Company for the period of 24 months after the date of this Agreement and for as long as it holds 5% of the equity share capital of the Company thereafter.

If any of the Investors falls below these shareholding percentages, their consent will not be required for the purpose of clause 11.1 for such period of time as the shareholding concerned remains below the minimum level set out in this clause.

11.3         Each of the Ordinary Shareholders separately undertakes to each of the Investors that if any of the Ordinary Shareholders, the Company or the Board of Directors are in breach of the terms of this Agreement, the Articles of Association or otherwise then if any of the Investors lawfully request or direct that the Company, any Subsidiary, the Ordinary Shareholders or the Board of Directors shall do or omit to do anything pursuant to the rights of the Investors under this Agreement, the Articles of Association or otherwise, the Ordinary Shareholders shall so far as they are able use all powers and voting rights as shareholders and/or officers of the Company (or any other company (“Group Company”) which is a member of the group of companies of which the Company may form part) so as to procure that such lawful request or direction is followed and carried out.

11.4         In the event of any default by the Ordinary Shareholders in respect of their obligations set out in clause 11.3, each of them irrevocably appoints the Investors or anyone nominated by the Investors or any of them to be attorney to (in their name or the attorney’s name) use and exercise all powers and voting rights as a shareholder and/or officer of the Company (or Group Company) (including as a proxy or alternate director) to remedy such default and otherwise procure that corresponding lawful requests and directions of the Investors are carried out (such authority to include the execution of all or any deeds, instruments and documents or take, continue or defend any proceedings which may be necessary in our view in that regard).

11.5         Each of the Ordinary Shareholders shall ratify everything that any attorney appointed pursuant to clause 11.4 above does on behalf of the Ordinary Shareholders while acting in pursuance of the authority conferred on such attorney and shall indemnify such attorney against any cost or liability which he, she or it may incur by reason of acting in pursuance of such authority.

12.           Service Contracts and Restrictive Covenants

12.1         Each of the Ordinary Shareholders undertakes to each of the Investors to ensure that, unless all Investors agree otherwise in writing, the Company will enforce its rights as an employer or client against all directors, consultants and employees (including the Ordinary Shareholders) under any employment or service contracts entered into in connection with the Company.

12.2         Each of the Ordinary Shareholders undertakes to each of the Investors (as a separate undertaking which any of the Investors may personally enforce) that if he leaves the employment of the Company or ceases to be a director or consultant while any of the Investors continues to own any shares in the Company that Ordinary Shareholder will not, for a period of 6 months from the date of such event (“the Termination Date”):

12.2.1            solicit orders for goods or services of the type supplied by the Company at the Termination Date from any person who was a customer or client of the Company in the 6 months prior to the Termination Date;

12.2.2            solicit the employment of any person who is an employee of the Company at the Termination Date or who was employed by the Company in the 3 months prior to the Termination Date;

12.2.3            set up a business which directly competes with the business carried on by the Company at the Termination Date in such a way that would fundamentally undermine the prospects of the Company;

12.2.4            use or supply to any other person any secret or confidential information concerning the Company’s business which you obtained by reason of your connection with the Company and which has not come into the public domain unless it did so because of unauthorised disclosure by you;

12.2.5            file any patents or be listed as an inventor of any patents in the field of Capillary Agglutination.

12.3         Each of the Ordinary Shareholders acknowledges that each of the restrictions as set out in clause 12.2 above is necessary to protect the Company and the Investors, and each restriction is separate and distinct.

13.           Board Meetings and Financial Information

13.1         It is agreed that Board Meetings will be held at least once a month unless agreed otherwise by all of the Investors at a mutually convenient time and place.  The Company will normally try to give at least 7 clear days’ notice of the date, time and location of the Board Meeting and an indication of any special business which is to be discussed.  Except in emergencies, the Company will not hold a Board Meeting without giving all Directors appointed by the Investors a reasonable opportunity to be present.

13.2         Management Accounts for the Company are to be produced monthly in the format the Parties have agreed, no later than 7 days after the end of the month to which they relate.

13.3         In addition to the above, the Company will provide the Investors with a monthly report on progress of the development of the Tests as against the Project Plan.  The Company hereby authorise each of the Investors or our advisers, at any reasonable time or times, on reasonable prior notice, to inspect or take copies of all books, financial ledgers, or other records relating to the trading and financial affairs of the Company.

13.4         No later than 10 days after the end of each quarter the Company will provide such information to the Investors as they reasonably request in writing to enable the Investors to prepare such reports as the Investors are required to prepare.

13.5         The Project Plan and strategy of the Company generally will be reviewed every year at least one month prior to the end of each financial year.

13.6         The Company will each seek to ensure that a quorum is present for any meeting of the shareholders or directors of the Company which is validly called and the Annual General Meeting shall be held not later than 3 months after the end of each financial year.

14.           Options

14.1         The Company and each of the Ordinary Shareholders confirm to BBI and Carclo that options over Ordinary Shares have been issued to Damian Bond, Bernard Rapson and Stephen Minter in the amounts of 268, 186 and 103 respectively and upon the terms set out in option agreements dated 12 September 2005.

14.2         The Company and each of the Ordinary Shareholders confirm to BBI and Carclo that no other Options over Ordinary Shares have been issued which remain capable of exercise.

15.           Share Restrictions

Each of the Ordinary Shareholders warrants to each of the Investors that if any Ordinary Shareholder ceases to be a director, employee or consultant of the Company, although he will be entitled to retain any Ordinary Shares he may have in the Company at that time (provided he has not been made bankrupt or dismissed for gross misconduct), those Ordinary Shares will no longer have any voting rights (although it is acknowledged that this is not intended to reduce the value of those Ordinary Shares either while they carry no voting rights or on a sale or flotation of the Company).

16.           Termination

16.1         BBI shall be entitled to terminate its requirement to make the Continuing Investment by way of the Contributions as set out in clause 4 and to acquire any further A1 Ordinary Shares in the Company by giving three months written notice to the Company at any time.

16.2         Notwithstanding the provisions of clause 16.1 BBI shall be entitled to terminate forthwith its requirement to make the Contributions as set out in clause 4 and to acquire any further A1 Ordinary Shares in the Company in the event of any insolvency event occurring or being threatened in respect of the Company.

16.3         For the avoidance of doubt in the event of BBI terminated the ongoing provisions pursuant to clause 16.1 or 16.2 that will not impact upon the number of A1 Ordinary Shares already acquired by BBI or the Company’s obligations to issue to BBI A1 Ordinary Shares in satisfaction of the Continuing Investment by reference of Contributions that BBI has made up to termination for which it has not received A1 Ordinary Shares in the Company.

16.4         Carclo shall be entitled to terminate its requirement to make the Continuing Investment by way of the Contributions as set out in clause 3 and to acquire any further A1 Ordinary Shares in the Company by giving three months written notice to the Company at any time.

16.5         Notwithstanding the provisions of clause 16.4 Carclo shall be entitled to terminate forthwith its requirement to make the Contributions as set out in clause 4 and to acquire any further A1 Ordinary Shares by way of the Continuing Investment in the Company in the event of any insolvency event occurring or being threatened in respect of the Company.

16.6         For the avoidance of doubt in the event of Carclo terminated the ongoing provisions pursuant to clause 16.4 or 16.5 that will not impact upon the number of A1 Ordinary Shares already acquired by Carclo or the Company’s obligations to issue to Carclo A1 Ordinary Shares in satisfaction of the Continuing Investment by reference to Contributions that Carclo has made up to termination for which it has not received A1 Ordinary Shares in the Company.

17.           Premises

   It is acknowledged that it is in the best interests of the Company that the present facilities at Liverpool be closed and that the development of the Tests be transferred to BBI and Carclo and subject to the closure costs being agreed by all of the Investors the Parties will use their reasonable endeavours to ensure that such a transfer takes place.  Any such closure costs shall be paid for by BBI and Carclo pursuant to clause 4.9.

18.           Day to Day Management and Operational Control

18.1         Without prejudice to the matters requiring Investor consent set out in clause 11 the Parties acknowledge and agree that it is in the best interests of the Company that BBI and Carclo have, with effect from the signing of this Agreement, day to day management of the business of the Company and in particular the location of the development of the Tests themselves and the utilisation of employees and resources in connection with the development of those Tests shall be decided upon by BBI and Carclo on a day to day basis but having regard to the terms of this Agreement.  The parties acknowledge and agree that operational control of the Company and key management decision will remain with and be made by the Board of Directors.

18.2         Specifically BBI and Carclo are authorised on behalf of the Company to oversee the transfer of the Tests to the premises of BBI and Carclo.  The Board of Directors (with input from Carclo and BBI) will be responsible for the termination of the employment of any of the Company’s current employees if required and any costs associated with such termination shall be paid for by BBI and Carclo pursuant to clause 4.9.

19.           Previous Investment Agreements

The Parties acknowledge that the terms of the Previous Investment Agreements shall have no further effect and that all investor and shareholder arrangements in respect of the Company shall be covered under the terms of this Agreement and the Articles of Association.

20.           Drag Along Provisions

The Investors agree that between themselves they will procure that the drag along provisions contained in the Articles of Association will not be implemented in respect of the Company unless three out of the four Investors have consented in writing to the use of the drag along provisions contained within the Articles of Association prior to such provision being used at any stage in the future.

21.           General Terms

21.1         The Investors have invested into the Company and will do so under the terms of this Agreement.  On that basis, the Ordinary Shareholders will not attempt to sell or transfer any Ordinary Shares in the Company for so long as any of the Investors remain as Investors (unless the written consent of all the Investors is obtained for consent to such transfer).

21.2         If a new additional investor is found for the Company, each of the Investors will be entitled to insist upon it having at least the same rights and level of protection as that new investor will have including but not limited to giving the ‘A1’ Ordinary Shares held by the Investors the same rights as whatever class of equity shares such new investor subscribes for.

21.3         The Majority Shareholders and the Investors agree to use the rights attached to their shares in the Company or any other powers they may have in relation to the Company or in any other capacity so as to ensure that the provisions of this Agreement are carried into effect and are at all times observed.

21.4         When notices have to be given or consents are required, communication may be verbal in the first instance, but should always be confirmed in writing and will not be treated as effective until confirmed in writing.

21.5         The date when a written communication is effective is the date when it is actually received, or might reasonably be expected to have been received by the addressee.

21.6         Communications to the Company and the Investors should always be addressed to their registered offices and to their principal place of business if different.

21.7         If it should prove necessary, both the Majority Shareholders and the Company will do anything further which the Investors reasonably requires to ensure that the Investors obtains the full benefit of the provisions of this Agreement.

21.8         The Majority Shareholders will always vote their Shares or (so far as they lawfully can) exercise their powers as directors in such a way as to ensure that they and the Company fully comply with the terms of this Agreement.

21.9         If there should be any inconsistency between the terms of this Agreement and the Articles of Association, this Agreement is to be regarded as the ruling document and the Articles of Association will be amended as necessary.

21.10       If any new member is made a shareholder of the Company, that will only be on the basis that he or she agrees to become bound by the terms of this Agreement as though he or she were one of the original signatories to be evidenced by documentation in a form satisfactory to the Investors.

21.11       This Agreement is written under and is subject to English and Welsh Law.

21.12       Nothing in this Agreement shall create any rights for third parties under the Contracts (Rights of Third Parties) Act 1999.

21.13       No variation to this Agreement and no supplemental or ancillary agreement to this Agreement shall create any such rights unless expressly so stated in any such agreement by the parties to this Agreement This does not affect any right or remedy of a third party which exists or is available apart from that Act

IN WITNESS of which this document has been executed as a Deed on the date written above.

SCHEDULE 1

The Majority Shareholders

Name	Address

RSGF	Unit F26, Preston Technology Centre Marsh Lane Preston Lancashire PR1 8UQ

NWEF Limited Partnership acting by its General Partner NWEF Managers Limited	Wellington House , 31/34 Waterloo Street, Birmingham B2 5TJ

Stephen John Minter	Moorlodge Farm Ovenhill Road New Mills Derbyshire SK22 4QL

Damian Joseph Peter Bond	3 The Greens Todmorden Road Bacup Lancashire OL13 9HJ

Bernard David Rapson	Bank Cottage Old Forge Lane Preston Capes Northamptonshire NN11 3TD

George Thomas Zajicek	Blebo Lodge Pitscottie Cupar Fife KY15 5TX

SCHEDULE 2

Issued Shares

	A1 Ordinary Shares	Ordinary Shares	Deferred Shares	Preference Shares

RSGF	6243		240	191,509

NWEF	4799

Stephen John Minter		1125

Damian Joseph Peter Bond		1125

Bernard David Rapson		750

George Thomas Zakicek		32

Allan D Pronovost		32

British Biocell International Limited	384

Carclo Plc	384

	11810	3064	240	191,509

SCHEDULE 3

Project Plan

WE AGREE to the above terms and confirm our agreement by signing below as a deed.

SIGNED AS A DEED
By Stephen John Minter
in the presence of:
Witness signature	:
Name	:
Address	:
Occupation	:

SIGNED AS A DEED
By Damian Joseph Peter Bond
in the presence of:
Witness signature	:
Name	:
Address	:
Occupation	:

SIGNED AS A DEED
By Bernard David Rapson
in the presence of:
Witness signature	:
Name	:
Address	:
Occupation	:

SIGNED AS A DEED
By George Thomas Zajicek
in the presence of:
Witness signature	:
Name	:
Address	:
Occupation	:

SIGNED for and on behalf of
British Biocell International Limited
by means of these signatures:-

Director

Director/Company Secretary

SIGNED for and on behalf of
Carclo Plc
by means of these signatures:-

Director

Director/Company Secretary

SIGNED for and on behalf of
Platform Diagnostics Limited
by means of these signatures:-

Director

Director/Company Secretary

SIGNED for and on behalf of
Rising Stars Growth Fund
by means of these authorised signatories:-

SIGNED for and on behalf of
North West Equity Fund Limited Partnership
by its General Partner North West Equity Fund
Managers Limited by means of these
authorised signatories:-